EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES

ADDITION OF NEW BOARD MEMBER

Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, today announced that Mark R. Holden has been named to its Board of Directors.

Mark DiBlasi, President and CEO of Roadrunner, said, “We are very pleased to have Mark join the Roadrunner board. We developed a high level of respect for Mark during our acquisition of Prime Logistics Corporation (“Prime”), and were extremely impressed by his knowledge of the transportation industry, business acumen, and professionalism. In addition to public company director experience, Mark brings a wealth of operational, financial and transactional expertise to our board.”

Mr. Holden is currently President of MRH Holdings LLC, a private investment company. From 2009 to August 2011, Mr. Holden was the President, Chief Executive Officer, owner and a director of Prime. Prior to acquiring Prime, Mr. Holden was the President and Chief Executive Officer and a member of the board of directors of American Commercial Lines Inc., former publicly traded integrated marine transportation company. Prior to that, Mr. Holden served as a director and in various senior management positions, including Chief Financial Officer, at Wabash National Corporation, a manufacturer of truck trailers.

Mr. Holden will serve as a member of Roadrunner’s audit committee and compensation committee.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions and intermodal solutions, and domestic and international air. For more information, please visit: www.rrts.com.

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Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

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Marilyn Vollrath
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